Corcept Therapeutics Announces $30 Million Synthetic, Capped Royalty Transaction; Terminates Committed Equity Financing Facility

MENLO PARK, CA -- (Marketwire - August 07, 2012) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders, today announced that it has sold to an investment fund managed by Pharmakon Advisors a synthetic capped royalty on future product sales for $30 million. Corcept's payments under the agreement will be limited solely to a percentage of its revenue, subject to quarterly caps, and will total $45 million.

Corcept also announced that it has terminated its Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited (Kingsbridge). Under the terms of the CEFF, Kingsbridge had agreed to provide at Corcept's option up to $60 million of capital in exchange for newly issued shares of the company's common stock. Corcept had raised $2.6 million under the CEFF.

Pursuant to the royalty transaction between Corcept and BioPharma Secured Debt Fund II Sub, S.àr.l, an investment fund managed by Pharmakon Advisors, BioPharma Secured Debt Fund II will receive quarterly royalties, starting with the quarter ending June 30, 2013. The royalty rate will be 20 percent of Corcept's revenue from sales of its first product, Korlym™ (mifepristone) 300 mg Tablets and any of its next-generation selective GR-II antagonists, subject to caps of $2.25 million per quarter in 2013, $3.0 million per quarter in 2014 and $3.75 million per quarter in 2015. There will be no caps after January 1, 2016.

Under the terms of the transaction, Corcept's payments will be variable, with no fixed minimums. If the products subject to the royalty do not generate revenue, then no payments will be due.

"This innovative transaction will provide Corcept with a significant amount of low-risk, non-dilutive capital that will help broaden and accelerate development of our product pipeline," said Joseph K. Belanoff, M.D., Corcept's Chief Executive Officer, "including mifepristone for the treatment of psychotic depression and our extensive library of next-generation selective GR-II antagonists."

"We are pleased to be partnering with Corcept in this transaction," said Pedro Gonzalez de Cosio, Managing Member of Pharmakon Advisors. "Based on our extensive due diligence, we are impressed with the Corcept team, the commercial opportunities for Korlym in Cushing's syndrome and Corcept's clinical program and development pipeline."

In February 2012, the United States Food and Drug Administration (FDA) approved Korlym as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients who have type 2 diabetes mellitus or glucose intolerance and have failed surgery or are not candidates for surgery. Korlym is the first and only treatment approved by the FDA for endogenous Cushing's syndrome.

Corcept is conducting a phase 3 trial of mifepristone in the treatment of the psychotic features of psychotic depression, with the completion of patient enrollment planned for the end of 2013. The company also has an extensive portfolio of selective GR-II antagonists that block the effects of cortisol but not progesterone.

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym™ (mifepristone) 300 mg Tablets

Korlym blocks the glucocorticoid receptor type II (GR-II) to which cortisol normally binds, thereby inhibiting the effects of excess cortisol in Cushing's syndrome patients. On April 10, 2012, Corcept made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym is the first and only FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication. Orphan Drug designation is a special status designed to encourage the development of medicines for rare diseases and conditions. Because Korlym is an Orphan Drug, Corcept will have marketing exclusivity for the approved indication in the United States until February 2019.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Pharmakon Advisors

Funds managed by Pharmakon Advisors, including BioPharma-II, invest in debt securities and capped royalties secured by revenues from life sciences products. Pharmakon Advisors' management team has a long and successful track record of structuring securitized financings and making direct investments in royalty interests on life sciences products. Pharmakon manages approximately $625 million and has structured investments secured by royalty payments on thirteen different pharma, biotech and medical device products.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders. Korlym, a first generation GR-II antagonist, is the company's first FDA-approved medication. The company owns extensive intellectual property covering the use of GR-II antagonists, including mifepristone, in the treatment of a wide variety of metabolic and psychiatric disorders. It also holds composition of matter patents for its selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances regarding the amount of Corcept's revenues from Korlym or any other source, Korlym's acceptance by physicians and patients, the reimbursement decisions of government or private insurances, the FDA's response to any of the company's future submissions, the effects of rapid technological change and competition, the protections afforded by Korlym's Orphan Drug Designation or by Corcept's other intellectual property rights, or the cost, pace and success of Corcept's product development efforts. These and other risks are set forth in the company's SEC filings, all of which are available from the company's website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com